Filed pursuant to Rule 433
Dated April 25, 2007

Relating to
Pricing Supplement No. 272 dated April 25, 2007 to
Registration Statement No. 333-131266

Global Medium-Term Notes, Series G

Euro Fixed Rate Senior Bearer Notes Due 2019
Euro Floating  Rate Senior Bearer Notes Due 2014

Euro Fixed Rate Senior Bearer Notes Due 2019

Issuer:	Morgan Stanley

Principal Amount:	€500,000,000

Maturity Date:	May 2, 2019

Trade Date:	April 25, 2007

Original Issue Date (Settlement):	May 2, 2007

Interest Accrual Date:	May 2, 2007

Issue Price (Price to Public):	99.664%

Agents’ Commission:	0.45%

All-in Price:	99.214%

Net Proceeds to Issuer:	€496,070,000

Interest Rate:	5.00% per annum

Interest Payment Period:	Annual

Interest Payment Dates:	Each May 2, commencing May 2, 2008

Day Count Convention:	Actual/Actual

Specified Currency:	Euro (“€”)

Minimum Denomination:	€50,000 and integral multiples of €50,000 in excess thereof

Business Day:	London, TARGET Settlement Day and New York

Listing:	London

ISIN:	XS0298899534

Common Code:	029889953

Issuer Ratings:	Aa3 / A+ / AA-

Agents:	Morgan Stanley & Co. International plc and such other agents as shall be named in the above-referenced Pricing Supplement

Euro Floating Rate Senior Bearer Notes Due 2014

Issuer:	Morgan Stanley

Principal Amount:	€2,000,000,000

Maturity Date:	May 2, 2014

Trade Date:	April 25, 2007

Original Issue Date (Settlement):	May 2, 2007

Interest Accrual Date:	May 2, 2007

Issue Price (Price to Public):	100%

Agents’ Commission:	0.35%

All-in Price:	99.65%

Net Proceeds to Issuer:	€1,993,000,000

Base Rate:	EURIBOR

Spread (plus or minus)	Plus 0.40%

Index Maturity	Three months

Interest Payment Period:	Quarterly

Interest Payment Dates:	Each February 2, May 2, August 2, and November 2, commencing August 2, 2007

Initial Interest Rate:	The Base Rate plus 0.40%; to be determined on the second TARGET Settlement Day immediately preceding the Original Issue Date

Initial Interest Reset Date:	August 2, 2007

Interest Reset Dates:	Each Interest Payment Date

Interest Reset Period:	Quarterly

Specified Currency:	Euro (“€”)

Minimum Denomination:	€50,000 and integral multiples of €50,000 in excess thereof

Reporting Service:	Reuters as the successor service to Moneyline Telerate, with Reuters page EURIBOR01 as the successor to Telerate page 248

Business Day:	London, TARGET Settlement Day and New York

Listing:	London

ISIN:	XS0298900217

Common Code:	029890021

Issuer Ratings:	Aa3 / A+ / AA-

Agents:	Morgan Stanley & Co. International plc and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 29, 2007
Prospectus Dated January 25, 2006